Exhibit 99.2

Vishay Intertechnology Announces Pricing of Public Offering of Common Stock

MALVERN, PA – June 29, 2026 - Vishay Intertechnology, Inc. (the “Company,” “Vishay”) (NYSE: VSH) today announced the pricing of an underwritten public offering of 15,000,000 shares of its common stock at a price to the public of $50 per share for total gross proceeds of approximately $750.0 million. In addition, Vishay granted the underwriters a 30-day option to purchase up to an additional 2,250,000 shares of common stock at the public offering price, less underwriting discounts and commissions. All of the shares are being offered by Vishay. The offering is expected to close on July 1, 2026, subject to the satisfaction of customary closing conditions.

Vishay intends to use the net proceeds from the offering to accelerate its growth initiatives and for general corporate purposes, including to reduce current borrowings under its senior secured credit facility. J.P. Morgan is acting as lead book-running manager for the offering.  Needham & Company, Oppenheimer & Co., Raymond James, TD Cowen and Truist Securities are also serving as book-running managers. Fifth Third Securities, MUFG, Santander and UniCredit are serving as co-managers.

The offering is being made pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 29, 2026 and automatically became effective upon filing. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC, and a final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC, and all of which will be available for free on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vishay

Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and healthcare markets. Serving customers worldwide, Vishay is The DNA of tech.® Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH).

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the closing date of the offering, the anticipated use of the proceeds from the offering, and the risks set forth under the heading “Risk Factors” in Vishay’s Annual Report on Form 10-K for the year ended December 31, 2025, most recent Form 10-Q and other reports filed from time to time with the SEC. Vishay does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law.

The DNA of tech® is a trademark of Vishay Intertechnology.

Contact::

Vishay Intertechnology, Inc.
Peter Henrici
Executive Vice President, Corporate Development
+1-610-644-1300